As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aether Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2818803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Charlton Street, Unit RET B New York, New York	10014
(Address of Principal Executive Offices)	(Zip Code)

Aether Holdings, Inc. 2024 Equity Incentive Plan

(Full title of the plan)

Nicolas Lin

Chief Executive Officer

c/o Aether Holdings, Inc.

110 Charlton Street, Unit RET B

New York, New York 10014

(347) 726-8898

(Name, address and telephone number, including area code, of agent for service)

Copy to:

William N. Haddad, Esq.

Arif Soto, Esq.

Venable LLP

151 W. 42nd Street, 49th Floor

New York, New York 10036

(212) 307-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial or accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an aggregate of 1,790,364 shares of common stock, par value $0.001 per share (the “Common Stock”), of Aether Holdings, Inc. (the “Registrant”), issuable pursuant to the Aether Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”), consisting of (i) 1,183,128 shares of Common Stock initially reserved for issuance under the Plan and (ii) 607,236 additional shares of Common Stock reserved for issuance under the Plan as a result of the automatic annual increase provision therein on January 1, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

●	Our Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on December 17, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 15, 2026, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2025 filed with the SEC on February 17, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on November 24, 2025, December 18, 2025, December 22, 2025, January 26, 2026, May 19, 2026 and June 3, 2026;

●	The description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K filed with the SEC on December 17, 2025, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the time of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to the standards and limitations set forth in the DGCL. Section 145 of the DGCL also provides that expenses incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of the action if the director or officer undertakes to repay the advanced amounts if it is ultimately determined that such person is not entitled to indemnification.

The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability specified by the DGCL. The Registrant’s amended certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The amended certificate of incorporation further provides that no amendment to, modification of or repeal of such provision shall apply to or have any effect on the liability of a director for or with respect to acts or omissions occurring prior to such amendment, modification or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the amended certificate of incorporation provides that such provision shall be read to eliminate or limit the liability of a director of the Registrant to the fullest extent permitted by the DGCL, as so amended.

The Registrant’s amended and restated bylaws provide that, subject to the procedures and standards set forth therein, each director and officer shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against expenses, judgments, penalties, fines and amounts reasonably paid in settlement incurred in connection with any threatened, pending or completed proceeding, or any claim, issue or matter therein, in which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s status or conduct as such, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s amended and restated bylaws further provide that the Registrant shall advance expenses incurred by or on behalf of a director in connection with a proceeding in which such director is involved by reason of such director’s status, subject to receipt of the documentation and undertaking required by the bylaws. The Registrant’s amended and restated bylaws also permit the Registrant, in the discretion of its board of directors, to advance expenses incurred by officers and non-officer employees, subject to the requirements set forth therein.

The Registrant’s amended and restated bylaws permit the Registrant to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
4.1	Amended Certificate of Incorporation	Form S-1/A	333-284081	3.1	2/27/2025
4.2	Amended and Restated Bylaws	Form S-1/A	333-284081	3.2	2/27/2025
4.3	Specimen Common Stock Certificate	Form S-1	333-284081	4.1	12/30/2024
5.1	Opinion of Venable LLP					X
23.1	Consent of ZH CPA, LLC, Independent Registered Public Accounting Firm					X
23.2	Consent of Venable LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page to the Registration Statement)					X
99.1	Aether Holdings, Inc. 2024 Equity Incentive Plan	Form S-1	333-284081	10.13	12/30/2024
107	Filing Fee Table					X

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 5, 2026.

AETHER HOLDINGS, INC.

By:	/s/ Nicolas Lin
Name:	Nicolas Lin
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Nicolas Lin and Suresh R. Iyer, and each of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Nicolas Lin	Chief Executive Officer and Director
Nicolas Lin	(Principal Executive Officer)	June 5, 2026

/s/ Suresh R. Iyer	Chief Financial Officer
Suresh R. Iyer	(Principal Financial and Accounting Officer)	June 5, 2026

/s/ Justin Peter Molander	Director	June 5, 2026
Justin Peter Molander

/s/ Timothy William Murphy	Director	June 5, 2026
Timothy William Murphy

/s/ Wayne Huo	Director	June 5, 2026
Wayne Huo

/s/ Hon Nam Lee (Alvars)	Director	June 5, 2026
Hon Nam Lee (Alvars)

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